EcoEmissions Solutions Inc. and the Discovery
Channel’s, "The Deadliest Catch,” (“The Kodiak”)
Join Forces for a Greener Planet

TEMPE, Ariz--EcoEmissions Solutions (OTCQB:ECMZ) is pleased to announce that the installation of its emissions-reducing Catalyst Injection System™ (CIS™) on the vessel F/V Kodiak, one of the vessels featured on the award winning Discovery Channel’s TV show, "The Deadliest Catch," has successfully reduced emissions and lowered fuel costs for the vessel.

The installation by Hatton Marine of Seattle, Washington, was part of the vessel's effort to "Go Green" and operate more efficiently. Almost immediately, the Kodiak crew reported that the black smoke from the exhaust had disappeared. Monitoring also proved that the main engines were now burning at least 6 gallons less fuel per hour than before the installation.

Posting on F/V KODIAK "Facebook" page:

"Kodiak is on her way with good weather. There is big groundswell out of the west so some of the passengers are not feeling too well. The EcoEmissions seem to be working better than advertised. We are saving over 6 gallons an hour just on our mains. Wow!!"

The ship's owners, JLAX FISHERIES, LLC and the ship's Captain, "Wild Bill" Bill Wichrowski, asked EcoEmissions to install their system both to conserve fuel and to help preserve the pristine natural beauty of the Bering Sea where they work and where the series takes place. All involved were keenly aware that the profile presented on the show could help set a good example to those who travel and work by diesel engines across the oceans of the world.

The trial was so successful that the Kodiak’s captain and its owners have gladly agreed to endorse the EcoEmissions CIS System and be shown in marketing materials, EcoEmissions' website, and at trade shows. Kodiak captain, "Wild Bill" Wichrowski, has also agreed to work with EcoEmissions at marine trade shows and other venues to help spread the word to ship owners and the marine industry about the EcoEmissions system.

EcoEmission is very proud that the Kodiak has chosen the CIS System from EcoEmissions and extend their thanks to Hatton Marine for a job well done.

Mr. Tom Bennett, VP of Sales and Marketing for EcoEmissions, commented that, "The TV show demonstrates how violent and unpredictable the Bearing Sea can be. This remote area is also environmentally sensitive. We are delighted that the captain of the Kodiak has taken steps to reduce the vessel's environmental footprint using our CIS System."

  Radio Interview: Kodiak World’s Deadliest Catch (Discovery Channel)
  http://www.kmxt.org/images/stories/mp3/100804.eco_kodiak.mp3

About EcoEmissions Solutions (OTCQB:ECMZ)

EcoEmissions Solutions, Inc. proven patented emissions-reducing Catalyst Injection System™ (CIS™) offers a global solution for diesel engines used in heavy industry and large marine applications around the world.

Eco's technology is patented, has further patents pending and is trademarked. For more information, please visit the SEC's EDGAR system or www.ecoemissions.com; send an email to info@ecoemissions.com.

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Contact:

EcoEmissions Solutions, Inc.
Tom Crom, 877-934-3735 or 877-9-DIESEL

EcoEmission Featured in April 2011 Issue of National Fisherman Magazine

Press Release Source: EcoEmissions Solutions, Inc. On Monday May 23, 2011, 8:44 pm EDT

TEMPE, Ariz., May 23, 2011 (GLOBE NEWSWIRE) -- EcoEmissions Solutions, Inc. (OTCQB:ECMZ) is pleased to report that their Catalyst Injection System(TM) (CIS(TM)) has gained more recognition in an article in the April 2011 issue of National Fisherman Magazine.

The article describes the success of the CIS(TM) installation on the "F/V Kodiak" - a well known fishing vessel featured on the Discovery Channel's "Deadliest Catch". The Kodiak was able to reduce fuel consumption on their Caterpillar 3408 engines and eliminate the soot from their exhaust, which was blowing into their fish holds. Working with Paul Masson of EcoEmissions Systems to install the CIS(TM), the owners of the Kodiak were able to reduce fuel consumption in each engine an average of 4,347 gallons per year. Utilizing the Catalyst Injection System(TM) (CIS(TM)) from EcoEmissions Systems the engines ran quieter, smoother, and the black smoke was virtually eliminated. The system is cost negative, in that it saves far more in fuel costs that the cost of the entire system itself. The article also further details how the CIS(TM) system enters through airstream of the engine as a vapor, cleaning the soot off the internal surfaces of the combustion chamber. Then, when the fuel arrives, the hydrocarbon chains are broken down making for a more complete burn, capturing more power from the fuel which reduces the fuel required, and greatly reduces the exhaust. In the article, Mr. Masson also described the many other diesel engines besides those on the ocean that are successfully utilizing this revolutionary system.

A complete copy of the article may be requested from the company by sending an email to info@ecoemissions.com.

Additional information on EcoEmissions may be found at www.ecoemissions.com.

About EcoEmissions Solutions - EcoEmissions Solutions, Inc. (OTCQB:ECMZ) proven patented emissions-reducing Catalyst Injection System(TM) (CIS(TM)) offers a global solution for diesel engines used in heavy industry and large marine applications around the world.

The pre-combustion system (the only patented system of its type in the world), injects a platinum-based catalyst (nano) solution into diesel engine cylinders producing a more complete burn of the diesel fuel. Simply installed without modifications to the engine itself, the results are more power, lower fuel consumption, dramatically reduced pollution and an extension of engine life.

The ongoing consumption and replacement of ECMZ catalyst as part of normal diesel engine operation, provides ECMZ with an ongoing revenue stream that increases with the number of engine units installed.

Eco's technology is patented, has further patents pending and is trademarked. For more information, please visit the SEC's EDGAR system or www.ecoemissions.com; send an email to info@ecoemissions.com or call 1 (877) 934-3735 (877) 9-DIESEL

Contact:

EcoEmissions Solutions, Inc.
1 (877) 934-3735
info@ecoemissions.com
www.ecoemissions.com